Exhibit 10.7

EXCLUSIVE SALES AND MARKETING AGREEMENT

THIS EXCLUSIVE SALES AND MARKETING AGREEMENT (this “Agreement”) dated as of August 11, 2017 (the “Effective Date”), is entered into between EYEMAX LLC, a Massachusetts limited liability company (“Eyemax”), with a place of business at 74 Chestnut Street, Weston, Massachusetts 02493, and ETON PHARMACEUTICALS, INC., a Delaware corporation (“Eton”), with a place of business at 21925 Field Pkwy, Suite 235, Deer Park, Illinois 60010. The parties hereby agree as follows:

1.             Definitions. For the purposes of this Agreement, the following terms shall have the respective meanings set forth below, and grammatical variations of such terms shall have corresponding meanings:

1.1           “Affiliate” shall mean, with respect to any Person, any other Person which directly or indirectly controls, is controlled by, or is under common control with, such Person. A Person shall be regarded as in control of another Person if it owns, or directly or indirectly controls, more than fifty percent (50%) of the voting stock or other ownership interest of the other Person, or if it directly or indirectly possesses the power to direct or cause the direction of the management and policies of the other Person by any means whatsoever.

1.2           “Eyemax IP Rights” shall mean, collectively, the Eyemax Patent Rights, Eyemax Know-How Rights and Eyemax Registrations.

1.3           “Eyemax Know-How Rights” shall mean all trade secret and other know-how rights in which Eyemax or its Affiliates heretofore or hereafter has an ownership or (sub)licensable interest, in and to the Technology.

1.4           “Eyemax Patent Rights” shall mean (a) all patents and patent applications that claim or cover the Technology in which Eyemax or its Affiliates heretofore or hereafter has an ownership or (sub)licensable interest, (b) all divisions, continuations, continuations-in-part, that claim priority to, or common priority with, the patent applications described in clause (a) above or the patent applications that resulted in the patents described in clause (a) above, and (c) all patents that have issued or in the future issue from any of the foregoing patent applications, including utility models, design patents and certificates of invention, together with any reissues, reexaminations, renewals, extensions or additions thereto.

1.5           “Eyemax Registrations” shall mean all Regulatory Filings and Registrations regarding Product.

1.6           “FDA” shall mean the Food and Drug Administration of the United States or any successor thereto.

1.7           “First Commercial Sale” shall mean, with respect to any Product, the first sale of such Product to a Third Party after Registration of such Product.

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1.8           “Minimum Annual Royalty Payment” shall mean, with respect to any calendar year period, royalty payments from Eton to Eyemax of an amount equal to One Hundred Thousand Dollars ($100,000USD).

1.9           “Minimum Royalty Cure Payment” shall mean, with respect to any calendar year period, the positive remainder, if any, of the Minimum Annual Royalty Payment minus the amount of royalties paid by Eton for such calendar year period.

1.10         “Net Sales” shall mean the gross sales price of Products invoiced by Eton or its Affiliates to customers who are not Affiliates (or are Affiliates but are the end users of such Product) less (a) credits, allowances, discounts and rebates to, and chargebacks from the account of, such customers; (b) freight and insurance costs in transporting Products; (c) cash, quantity and trade discounts, rebates and other price reductions for Products; (d) sales, use, value-added and other direct taxes; (e) customs duties, tariffs, surcharges and other governmental charges incurred in exporting or importing Products; (f) the fully-burdened cost of goods sold determined in accordance with generally accepted accounting principles; (g) selling, general and administrative expenses determined in accordance with generally accepted accounting principles, including sales commissions incurred on the sale of such Product; and (h) an allowance for uncollectible or bad debts determined in accordance with generally accepted accounting principles.

1.11         “Net Sublicensing Revenues” shall mean, with respect to a Product, the aggregate cash consideration received by Eton or its Affiliates in consideration for a sublicense under the Eyemax IP Rights by Eton or its Affiliates to a Third Party sublicensee with respect to such Product (including royalties received by Eton or its Affiliates based on sales of such Product by such sublicensee, but excluding amounts received (a) for the sale of such Product by Eton or its Affiliates to such sublicensee, or (b) in consideration for the purchase of any debt or securities of Eton or its Affiliates).

1.12         “Person” shall mean any individual, partnership, firm, corporation, association, trust, unincorporated organization or other entity, as well as any syndicate or group of any of the foregoing.

1.13         “Product” shall mean any product, in any form or formulation, including (without limitation) unit dose vials or multi-dose containers, for ophthalmic administration, containing preservative free ketotifen.

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1.14         “Recovery Amount” shall mean all reasonable costs and expenses (including reasonable attorneys’ fees and costs) incurred by Eton or its Affiliates in connection with the development, commercialization, obtaining and maintaining regulatory approvals, or other exploitation or use of Product, but excluding any items covered by clauses (f) and (g) of Section 1.10 provided; however, the dollar amount of the Recovery Amount shall not exceed Two Million Dollars ($2,000,000) without the prior written consent of Eyemax.

1.15         “Registration” shall mean any registration, license, permit or governmental approval or clearance from the FDA necessary for the purchase, distribution, promotion, marketing or sale of a product.

1.16         “Regulatory Filing” shall mean any New Drug Application or Abbreviated New Drug Application, or any other application, notification or submission made to or with the FDA for Registration of a product, together with all amendments and supplements to any of the foregoing.

1.17         “Technology” shall mean, collectively, all forms and formulations comprising ketotifen, all methods of manufacture or use thereof, and all data, information, compositions, formulae, procedures, protocols, techniques and results of experimentation and testing and other technology relating to or reasonably necessary or useful to make, use, sell, offer for sale, import, develop, seek regulatory approval, market, commercialize or otherwise exploit the foregoing.

1.18         “Territory” shall mean collectively all the territories and possessions of the United States of America; provided, however, that (a) Eyemax shall first offer to Eton any rights to exploit Product outside of the then-current Territory, and (b) if accepted by Eton, then the parties shall negotiate and enter into a mutually acceptable amendment to this Agreement to add such geographic territory to the Territory.

1.19         “Third Party” shall mean any Person other than Eton, Eyemax or their respective Affiliates.

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2.	Commercialization.

2.1          Grant of Rights. Subject to the terms and conditions of this Agreement, Eyemax hereby grants to Eton an exclusive right and license (with the right to grant sublicenses to Affiliates, contractors (including manufacturers), consultants and representatives; provided, however, sublicenses to other Third Parties require the prior written consent of Eyemax) under the Eyemax IP Rights (a) to research, develop, make, have made, use, offer for sale, sell, import, or otherwise exploit, commercialize or dispose of Products in the Territory, and (b) to make or have made Products worldwide for use, offering for sale, sale, importation or other exploitation, commercialization or disposition of Products in the Territory. Subject to the satisfaction of Eyemax’s obligations hereunder and obtaining applicable Registration(s) for Product, Eton shall use commercially reasonable efforts to commercialize such Product in the Territory.

2.2          Technology Transfer. Eyemax shall provide Eton with a copy of all Technology and Eyemax IP Rights (or copies thereof if applicable) at such time and in such manner as reasonably requested by Eton.

2.3          Product Branding. Eton shall have the exclusive right to determine the names and trademarks, trade names, designs, logos and markings used in connection with the research, development, promotion, marketing and sale of Product in the Territory.

3.	Product Development and Registration

3.1          Regulatory Submission

3.1.1           Eyemax shall own any Registrations for Product and hereby grants to Eton exclusive rights under all such Registrations.

3.1.2           Eyemax shall be responsible for submission of all initial Regulatory Filings to obtain Registration for Product at its own expense. For purposes of clarity, the preceding sentence only covers the NDA filing fee only. Subject to the foregoing, Eton shall take all reasonably necessary actions to support and obtain Registration thereafter by performing such development and obtaining such data and information as reasonably necessary therefor at its own expense. Without limiting and subject to the foregoing, Eton shall have the right to prepare, file, prosecute, submit and control all Regulatory Filings for Product. Eyemax shall provide to Eton all reasonable assistance as Eton may request from time to time in connection therewith. Eton shall provide to Eyemax reasonably requested updates as to the Registration and Regulatory Filings as Eyemax may request from time to time.

3.1.3           Eyemax hereby appoints Eton as Eyemax’s authorized representative, agent and attorney in fact to pursue and maintain Registration of Product. Eton hereby accepts such appointment. Without limiting the foregoing, Eton shall have the exclusive right, subject to the first sentence of Section 3.1.2, (a) to submit relevant Regulatory Filings; (b) to interact and communicate with the FDA and other regulatory authorities in the Territory regarding Regulatory Filings and Registration of Product; (c) to collect information on the adverse effects of Product and report the same to the FDA; and (d) to coordinate and control any Recall (as defined below) of Product in accordance with this Agreement and applicable laws and regulations and reporting relevant information to the FDA.

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3.1.4           Without limiting anything set forth herein, Eyemax shall reasonably assist, execute such certificates and other instruments and otherwise cooperate with Eton in connection with any Regulatory Filings as necessary to permit the promotion, marketing and sale of Product in the Territory and comply with all Registration requirements therein.

3.2          Pharmacovigilance.

3.2.1           Each party shall maintain an effective system for the review, evaluation and reporting of Product complaints and adverse drug experiences, as defined in 21 C.F.R. 314.80(a) and as required under applicable law and in accordance with the Quality Agreement.

3.2.2           Each party shall promptly (but in any event within three (3) business days) advise the other of any safety or toxicity problem of which either party becomes aware regarding the Product. Eyemax shall, within five (5) business days following notification to Eyemax, inform Eton in the event of any FDA or other U.S. regulatory inspection relating to the Product and shall immediately (but in any event within one (1) business day) notify Eton in writing of any adverse event relating to the Product.

3.3          Recall. Each party promptly shall notify the other party if a Product is determined to be the subject of a recall, market withdrawal, or correction (collectively, “Recall”). In the event of a Recall, Eton shall be responsible for coordinating and managing such Recall. Eyemax shall reasonably cooperate with Eton and take all necessary actions that may be necessary for Eton to manage the Recall, including providing Eton with any and all data, information and documents requested by Eton within three (3) days of such request. The parties agree to cooperate in case of a Recall and provide such information as may be necessary to effectuate the Recall and to satisfy any regulatory requests about the Recall.

4.	Representations and Warranties.

4.1          Representations and Warranties of Eyemax. Eyemax hereby represents and warrants to Eton as follows:

4.1.1           Eyemax is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Massachusetts.

4.1.2           Eyemax (a) has the requisite power and authority and the legal right to enter into this Agreement and to perform its obligations hereunder, and (b) has taken all necessary action on its part to authorize the execution and delivery of this Agreement and the performance of its obligations hereunder. This Agreement has been duly executed and delivered on behalf of Eyemax, and constitutes a legal, valid, binding obligation, enforceable against Eyemax in accordance with its terms.

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4.1.3           All necessary consents, approvals and authorizations of all governmental authorities and other Persons required to be obtained by Eyemax in connection with this Agreement have been obtained.

4.1.4           The execution and delivery of this Agreement and the performance of Eyemax’s obligations hereunder (a) do not conflict with or violate any requirement of applicable laws or regulations, and (b) do not conflict with, or constitute a default under, any contractual obligation of it. Neither Eyemax, its (sub)contractors, nor any of its or their officers, directors, employees or consultants, have been debarred by the FDA or other applicable governing health authority (or authorities), under any existing or prior law or regulation.

4.1.5           All material data, information, results of experimentation and testing provided by Eyemax to the FDA or Eton are accurate and complete in all respects.

4.1.6           To the best of Eyemax’s knowledge after due inquiry but without performing a freedom of operate, neither Product nor any use thereof infringes, misappropriates or otherwise violates the intellectual property rights of any Third Party.

4.2          Representations and Warranties of Eton. Eton hereby represents and warrants to Eyemax as follows:

4.2.1           Eton is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

4.2.2           Eton (a) has the corporate power and authority and the legal right to enter into this Agreement and to perform its obligations hereunder, and (b) has taken all necessary corporate action on its part to authorize the execution and delivery of this Agreement and the performance of its obligations hereunder. This Agreement has been duly executed and delivered on behalf of Eton, and constitutes a legal, valid, binding obligation, enforceable against Eton in accordance with its terms.

4.2.3           All necessary consents, approvals and authorizations of all governmental authorities and other Persons required to be obtained by Eton in connection with this Agreement have been obtained.

4.2.4           The execution and delivery of this Agreement and the performance of Eton’s obligations hereunder (a) do not conflict with or violate any requirement of applicable laws or regulations, and (b) do not conflict with, or constitute a default under, any contractual obligation of it. Neither Eton, its (sub)contractors, nor any of its or their officers, directors, employees or consultants, have been debarred by the FDA or other applicable governing health authority (or authorities), under any existing or prior law or regulation.

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5.	Financial Terms

5.1          Upfront Fee. Within five (5) business days after the Effective Date, Eton shall pay to Eyemax an upfront fee of two hundred fifty thousand dollars ($250,000).

5.2          Milestone Payments. Within thirty (30) days following the first achievement of each of the following milestone events, Eton shall pay to Eyemax the corresponding milestone payment:

Milestone Event	Milestone Payment
Eyemax obtaining Registration for Product	$250,000
First Commercial Sale of Product	$500,000

5.3          Royalties.

5.3.1           Royalty Rate. During the Term, subject to the terms and conditions of this Agreement, Eton shall pay to Eyemax royalties equal to ten percent (10%) of Net Sales and Net Sublicensing Revenues, in each case in excess of the Recovery Amount.

5.3.2           Combination/Bundled Products. In the event that a Product is sold by Eton or its Affiliates in combination with one or more products which is itself not a Product, then Net Sales shall be calculated by multiplying the sales price of such combination sale by the fraction A/(A+B) where A is the fair market value of the Product(s) and B is the fair market value of the other product(s) in the combination sale, each as reasonably determined by Eton after consultation with Eyemax.

5.3.3           Third Party Royalties. If Eton or its Affiliates is required to pay royalties to any Third Party in order to exercise its rights hereunder to make, have made, use, offer for sale, sell or import any Product, then Eton shall have the right to credit fifty percent (50%) of such Third Party royalty payments against the royalties that would otherwise be owing with respect to sales of such Product prior to giving effect to this Section 5.3.3; provided, however, that Eton shall not reduce the amount of royalties paid to Eyemax by reason of this Section 5.3.3 to less than fifty percent (50%) of the royalties that would otherwise be owing with respect to sales of such Product.

5.4          Royalty Reports and Payments. Within sixty (60) days after the end of each calendar quarter, Eton shall deliver to Eyemax a report showing for such calendar quarter in reasonably specific detail the calculation of the royalties owing to Eyemax. Eton shall remit the total payments due during such calendar quarter at the time such report is made. Payment in whole or in part may be made in advance of such due date. No such reports or payments shall be due for any Product before the First Commercial Sale of such Product.

5.5          Withholding Taxes. Eton shall be entitled to deduct the amount of any withholding taxes, value-added taxes or other taxes, levies or charges with respect to such amounts payable by Eton or its Affiliates, or any taxes required to be withheld by Eton or its Affiliates, to the extent Eton or its Affiliates pay to the appropriate governmental authority on behalf of Eyemax such taxes, levies or charges. Eton shall use reasonable efforts to minimize any such taxes, levies or charges required to be withheld on behalf of Eyemax by Eton or its Affiliates. Eton promptly shall deliver to Eyemax proof of payment of all such taxes, levies and other charges, together with copies of all communications from or with such governmental authority with respect thereto.

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5.6	Audits.

5.6.1           Upon the written request of Eyemax and not more than once in each calendar year, Eton shall permit an independent certified public accounting firm of nationally recognized standing selected by Eyemax and reasonably acceptable to Eton, at Eyemax’s expense, to have access during normal business hours to such of the financial records of Eton as may be reasonably necessary to verify the accuracy of the reports hereunder for the eight (8) calendar quarters immediately prior to the date of such request (other than records for which Eyemax has already conducted an audit under this Section).

5.6.2           If such accounting firm concludes that additional amounts were owed during the audited period, Eton shall pay such additional amounts within ten (10) days after the date Eyemax delivers to Eton such accounting firm’s written report so concluding. The fees charged by such accounting firm shall be paid by Eyemax; provided, however, to the extent the auditor determines an underpayment discrepancy greater than five percent (5%), Eton shall pay the reasonable fees and expenses charged by such accounting firm.

5.6.3           Eyemax shall cause its accounting firm to retain all financial information subject to review under this Section 5.6 in strict confidence; provided, however, that Eton shall have the right to require that such accounting firm, prior to conducting such audit, enter into an appropriate and reasonable non-disclosure agreement with Eton regarding such financial information. The accounting firm shall disclose to Eyemax only whether the reports are correct or not and the amount of any discrepancy. No other information shall be shared. Eyemax shall treat all such financial information as Eton’s confidential information, and shall not disclose such financial information to any Third Party or use it for any purpose other than as specified in this Section 5.6.

6.	Indemnification and Insurance.

6.1          Indemnification by Eyemax. Eyemax shall indemnify, defend and hold harmless Eton, its Affiliates, and its and their respective officers, directors, shareholders, employees, agents and representatives (collectively “Eton Indemnitees”) from any and all losses, liabilities, damages and expenses, including reasonable attorneys’ fees and costs (collectively, “Losses”) arising from any claim, demand, action or other proceeding by a Third Party, to the extent arising out of or caused by (a) gross negligence or willful misconduct of Eyemax, its agents or Affiliates; (b) any breach of any representation, warranty or covenant of this Agreement by Eyemax; or (c) Eyemax’s failure to fully comply with all applicable laws regarding Product, its use, or any part thereof.

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6.2           Indemnification by Eton. Eton shall indemnify, defend and hold harmless Eyemax, its Affiliates, and its and their respective officers, directors, shareholders, employees, agents and representatives (collectively “Eyemax Indemnitees”) from any and all Losses arising from any claim, demand, action or other proceeding by a Third Party, to the extent arising out of or caused by (a) gross negligence or willful misconduct of Eton, its agents or Affiliates; (b) any breach of any representation, warranty or covenant of this Agreement by Eton; or (c) Eton’s failure to fully comply with all applicable laws regarding Product, its use, or any part thereof.

6.3           Procedure. A party seeking indemnification (the “Indemnitee”) shall promptly notify the other party (the “Indemnifying Party”) in writing of a claim, demand, action or proceeding; provided that an Indemnitee’s failure to give such notice or delay in giving such notice shall not affect such Indemnitee’s right to indemnification under this Section 6 except to the extent that the Indemnifying Party has been prejudiced by such failure or delay. The Indemnifying Party shall have the right to control the defense of all indemnification claims hereunder. The Indemnitee shall have the right to participate at its own expense in the claim, demand, action or proceeding with counsel of its own choosing. The Indemnifying Party shall consult with the Indemnitee in good faith with respect to all non-privileged aspects of the defense strategy. The Indemnitee shall cooperate with the Indemnifying Party as reasonably requested, at the Indemnitee’s sole cost and expense. The Indemnifying Party shall not settle any claim, demand, action or proceeding with respect to which without the Indemnitee’s prior written consent, which consent shall not be unreasonably withheld.

6.4           Insurance. Each party shall maintain insurance, including product liability insurance, with respect to its activities under this Agreement regarding Product in such amount as such party customarily maintains with respect to similar activities for its other products, but not less than such amount as is reasonable and customary in the industry. Each party shall maintain such insurance for so long as it continues its activities under this Agreement, and thereafter for so long as such party customarily maintains insurance for itself covering similar activities for its other products.

6.5           LIMITATION OF LIABILITY. NOTWITHSTANDING ANYTHING TO THE CONTRARY HEREIN, EXCEPT FOR THE OBLIGATIONS TO INDEMNIFY, DEFEND AND HOLD HARMLESS PURSUANT TO THIS SECTION 6 OR THE CONFIDENTIALITY OBLIGATIONS PURSUANT TO SECTION 7, NEITHER PARTY SHALL BE LIABLE FOR ANY SPECIAL, INDIRECT, INCIDENTAL OR CONSEQUENTIAL DAMAGES, WHETHER FORESEEABLE OR NOT, ARISING OUT OF THIS AGREEMENT OR THE EXERCISE OF ITS RIGHTS HEREUNDER, REGARDLESS OF ANY NOTICE OF SUCH DAMAGES.

7.	Confidentiality.

7.1           Confidential Information. During the Term and for a period of five (5) years thereafter, each party shall maintain in confidence all information of the other party that is disclosed by the other party and identified as, or acknowledged to be, confidential at the time of disclosure (the “Confidential Information”), and shall not use, disclose or grant the use of the Confidential Information except on a need-to-know basis to those directors, officers, affiliates, employees, permitted licensees, permitted assignees and agents, consultants, clinical investigators or contractors, to the extent such disclosure is reasonably necessary in connection with performing its obligations or exercising its rights under this Agreement. To the extent that disclosure is authorized by this Agreement, prior to disclosure, each party hereto shall obtain agreement of any such Person to hold in confidence and not make use of the Confidential Information for any purpose other than those permitted by this Agreement. Each party shall notify the other promptly upon discovery of any unauthorized use or disclosure of the other party’s Confidential Information.

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7.2           Permitted Disclosures. The confidentiality obligations contained in Section 7.1 above shall not apply to the extent that (a) any receiving party (the “Recipient”) is required (i) to disclose information by law, regulation or order of a governmental agency or a court of competent jurisdiction, or (ii) to disclose information to any governmental agency for purposes of obtaining approval to test or market a product, provided in either case that the Recipient shall provide written notice thereof to the other party and sufficient opportunity to object to any such disclosure or to request confidential treatment thereof; or (b) the Recipient can demonstrate that (i) the disclosed information was public knowledge at the time of such disclosure to the Recipient, or thereafter became public knowledge, other than as a result of actions of the Recipient in violation hereof; (ii) the disclosed information was rightfully known by the Recipient (as shown by its written records) prior to the date of disclosure to the Recipient by the other party hereunder; (iii) the disclosed information was disclosed to the Recipient on an unrestricted basis from a source unrelated to any party to this Agreement and not under a duty of confidentiality to the other party; or (iv) the disclosed information was independently developed by the Recipient without use of the Confidential Information disclosed by the other party.

7.3           Terms of this Agreement. Except as otherwise provided in Section 7.2 above, neither party shall disclose any terms or conditions of this Agreement to any Third Party without the prior consent of the other party. Notwithstanding the foregoing, prior to execution of this Agreement, the parties have agreed upon the substance of information that can be used to describe the terms of this transaction, and each party may disclose such information, as modified by mutual agreement from time to time, without the other party’s consent.

7.4           Injunctive Relief. Each party acknowledges that it will be impossible to measure in money the damage to the other party if such party fails to comply with the obligations imposed by this Section 7, and that, in the event of any such failure, the other party may not have an adequate remedy at law or in damages. Accordingly, each party agrees that injunctive relief or other equitable remedy, in addition to remedies at law or damages, is an appropriate remedy for any such failure and shall not oppose the granting of such relief on the basis that the disclosing party has an adequate remedy at law. Each party agrees that it shall not seek, and agrees to waive any requirement for, the securing or posting of a bond in connection with the other party seeking or obtaining such equitable relief.

8.	Term and Termination.

8.1           Term. The Agreement shall commence on the Effective Date and shall continue for a period of ten (10) years thereafter unless (a) renewed under Section 8.2 or (b) earlier terminated under Section 8.3 (the “Term”).

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8.2          Renewal Term. This Agreement shall automatically renew for successive two (2) year terms unless Eton provides to Eyemax written notice of non-renewal at least ninety (90) days prior to the end of the then-current term.

8.3          Termination.

8.3.1           In the event of a material breach of this Agreement by either party, the non-breaching party may provide written notice of such breach to the breaching party, including a description of the breach, and indicating the non-breaching party’s intent to terminate this Agreement. The breaching party will have sixty (60) days from its receipt of such notice to cure the breach, provided the breach is capable of being cured within the sixty (60) day period. If the breaching party fails to cure the breach within such period, then unless otherwise agreed by the non-breaching party, this Agreement shall terminate on the date that is sixty (60) days following the breaching party’s receipt of the notice of breach from the non-breaching party. If the breach is not capable of being remedied within sixty (60) days, the Agreement terminates upon the written notice.

8.3.2           Eton shall have the right to terminate this Agreement in its sole discretion at any time upon ninety (90) days prior written notice to Eyemax.

8.3.3           If (a) Eton fails to meet the Minimum Annual Royalty Payment for any full calendar year following the First Commercial Sale of the Product and (b) Eton has not provided the Minimum Royalty Cure Payment within sixty (60) days after the end of such calendar year, then Eyemax may elect (at its sole and absolute discretion) to: (1) terminate this Agreement by providing sixty (60) days written notice, (2) not terminate this Agreement but convert the exclusivity provisions of this Agreement to non-exclusive, or (3) provide a waiver without effecting its rights to future violations.

8.3.4           If Eton fails to file an initial Regulatory Filing for Product pursuant to Section 3.1.2 by August 15, 2019, Eyemax has the right to terminate this Agreement by providing thirty (30) days’ prior written notice and providing Eton with a thirty (30) day cure period.

8.3.5           If Eton determines that the Recovery Amount is reasonably likely to exceed two million dollars ($2,000,000), then Eton shall have the right to terminate this Agreement upon thirty (30) days’ prior written notice to Eyemax.

8.4          Effect of Termination or Expiration. Termination or expiration of this Agreement shall be without prejudice to any rights which shall have accrued to the benefit of any party prior to such termination or expiration. Without limiting the foregoing, Sections 3.2, 3.3, 4, 6, 7, 8.4 and 9 shall survive any termination or expiration of this Agreement.

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9.	Miscellaneous.

9.1          Relationship of Parties. The relationship between Eyemax and Eton, with respect to this Agreement, is only that of independent contractors notwithstanding any activities set forth in this Agreement. Neither party is the agent or legal representative of the other party, and neither party has the right or authority to bind the other party in any way. This Agreement creates no relationship as partners or a joint venture, and creates no pooling arrangement.

9.2          Governing Law and Resolution of Disputes.

9.2.1           This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without reference to its conflict of laws principles.

9.2.2           Any and all disputes or claims arising from or out of this Agreement shall be litigated exclusively before a court of the State of Delaware or, if subject matter jurisdiction exists, the United States District Court for the District of Delaware. Each party hereto hereby irrevocably and unconditionally consents to the exclusive personal jurisdiction and service of, and venue of, any such court, and further irrevocably and unconditionally waives and agrees not to plead or claim that any action, lawsuit or proceeding brought in any such court has been brought in an inconvenient forum. Any judgment issued by such a court may be enforced in any court having jurisdiction.

9.3          Assignment. Neither party shall assign its rights or obligations under this Agreement without the prior written consent of the other party, which shall not be unreasonably withheld or delayed; provided, however, that a party may, without such consent, assign this Agreement and its rights and obligations hereunder (a) to any Affiliate, or (b) in connection with the transfer or sale of all or substantially all of its business to which this Agreement relates, or in the event of its merger, consolidation, change in control or similar transaction. Any permitted assignee shall assume all obligations of its assignor under this Agreement. Any purported assignment in violation of this Section 9.3 shall be void.

9.4          Counterparts. This Agreement may be executed in several counterparts that together shall be originals and constitute one and the same instrument.

9.5          Waiver. The failure of any party to enforce any of its rights hereunder or at law shall not be deemed a waiver of any of its rights or remedies against another party, unless such waiver is in writing and signed by the party to be charged. No such waiver shall be deemed a waiver of any subsequent breach or default of the same or similar nature or any other breach or default by such other party. All rights and remedies conferred herein shall be cumulative and in addition to all of the rights and remedies available to each party at law, equity or otherwise.

9.6          Severability. If any provision of this Agreement, or part thereof, is declared by a court of competent jurisdiction to be invalid, void or unenforceable, each and every other provision, or part thereof, shall nevertheless continue in full force and effect.

9.7          Notices. Any consent, notice or report required or permitted to be given or made under this Agreement by a party to the other party shall be in writing, delivered by any lawful means to such other party at its address indicated below, or to such other address as the addressee shall have last furnished in writing to the addressor and (except as otherwise provided in this Agreement) shall be effective upon receipt by the addressee.

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If to Eyemax:	Eyemax LLC
74 Chestnut Street
Weston, Massachusetts 02493
Attention: Dr. Elias Reichel

If to Eton:	Eton Pharmaceuticals, Inc.
21925 Field Pkwy, Suite 235
Deer Park, Illinois 60010
Attention: Chief Executive Officer

9.8           Further Assurances. The parties agree to execute such additional documents and perform such acts as are reasonably necessary to effectuate the intent of this Agreement.

9.9           Entire Agreement. This Agreement constitutes the entire agreement between the parties regarding the subject matter hereof, and supersedes all prior or contemporaneous understandings or agreements regarding the subject matter hereof, whether oral or written. This Agreement shall be modified or amended only by a writing specifically referring to this Agreement signed by both Eton and Eyemax.

9.10         Force Majeure. Neither Party shall be liable for delays in its performance caused by events beyond its control, such as fires, floods, labor shortages, strikes, epidemics, computer virus, earthquakes, riots, acts of terror, acts of God, storms, acts of civil or military authority or similar occurrences, provided the affected party gives the other party written notice of such event within three (3) business days of its occurrence. Such notice shall state the estimated duration of such event and the cause thereof and the affected party shall use commercially reasonable efforts to work around such event beyond its control.

9.11        Headings and Construction. No rule of construction shall be applied to the disadvantage of a party because that party was responsible for the preparation of this Agreement or any part of this Agreement. The Article and Section headings in this Agreement are for convenient reference only and shall be given no substantive or interpretive effect. With respect to all terms used in this Agreement, words used in the singular include the plural and words used in the plural include the singular. The word ‘including’ means including without limitation, and the words ‘herein’, ‘hereby’, ‘hereto’ and ‘hereunder’ refer to this Agreement as a whole. Unless the context otherwise requires, references found in this Agreement: (i) to Articles and Sections mean the Articles and Sections of this Agreement, as amended, supplemented and modified from time to time; (ii) to an agreement, instrument or other document means such agreement; (iii) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time, to the extent provided by the provisions thereof and by this Agreement; and (iv) to a statute or a regulation mean such statute or regulation as amended from time to time.

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IN WITNESS WHEREOF, each party has caused a duly authorized representative to execute this Agreement as of the Effective Date.

EYEMAX LLC

By:	/s/ Elias Reichel
Name:	Elias Reichel
Title:	President

ETON PHARMACEUTICALS, INC.

By:	/s/ Sean Brynjelsen
Name:	Sean Brynjelsen
Title:	CEO

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